EXHIBIT 99.1

IMMEDIATE RELEASE	NEWS
March 8, 2010	Nasdaq-EVOL

Evolving Systems’ New Products and Emerging Markets Growth Fuel Record Backlog and Profitability

Net income up 65% in 2009 to $4.8 million — $0.48 EPS

•                  Most profitable year as global company

•                  Non-GAAP net income up 28% to $6.2 million — $0.61 EPS

•                  Adjusted EBITDA up 28% to $8.9 million — highest as public company

New product sales in emerging markets drive third consecutive year of revenue growth

•                  163% increase in new products revenue

•                  64% increase in emerging markets revenue

•                  License and services revenue of $21.6 million is highest as global company

2009 bookings highlights:

•                  New products account for 47% of license fees and services orders

•                  Emerging markets account for 63% of license fees and services orders

Year-end backlog of $20.8 million is highest as global company

Subordinated debt retired 18 months ahead of schedule strengthens balance sheet

ENGLEWOOD, Colorado — Evolving Systems, Inc. (Nasdaq-EVOL), a leading provider of software solutions and services to the wireless, wireline and cable markets, today reported strong earnings on growing revenue for its year ended December 31, 2009.

“The results we announced today are a clear indication that we continue to execute with focus and urgency.  For the third consecutive year we achieved double-digit growth in all profitability metrics and we posted top line revenue growth, an even more impressive result given the backdrop of a difficult global economy,” said Thad Dupper, CEO.

“Over the last three years our strategy has focused on three key initiatives — new product development, expanding our reach into the emerging markets, and strengthening our balance sheet,” Dupper added.  “For 2009 we made significant progress in each of these initiatives.  Our two new products — Dynamic SIM Allocation™ (DSA) and international NumeriTrack® (iNT) — have been exceptional performers, combining for a 163% increase in revenue and a 248% increase in new orders year over year.  We also have achieved strong growth in revenue from emerging markets, which was up 64% in 2009 versus 2008.  And we significantly strengthened our balance sheet by retiring our subordinated debt 18 months ahead of schedule.  We are pleased to report that we closed 2009 with our strongest working capital position as a global company.  As a result, today we are virtually debt free, with a strong portfolio of products, and we remain committed to expanding our reach into emerging markets, where subscriber growth is robust and the market opportunity for our products is highest.”

2009 Full Year Results

Net income increased 65% in 2009 to $4.8 million from $2.9 million last year.  EPS was $0.49 per basic and $0.48 per diluted share, up from $0.30 per basic and diluted share in 2008.  Non-GAAP net income increased 28% to $6.2 million from $4.8 million, or $0.61 per diluted share versus $0.49 per diluted share in 2008.  Non-GAAP adjusted EBITDA in 2009 was up 28% to $8.9 million from $7.0 million in 2008.  It was Evolving Systems’ most profitable year as a global company.

Revenue increased to $38.2 million in 2009, up 1% from $37.8 million a year ago. Adjusted for the change in foreign currency exchange rates, full year revenue increased 6% to $40.2 million.  License fees and services revenue increased 6% to $21.6 million from $20.3 million and more than offset a decline in customer support revenue to $16.6 million from $17.5 million a year ago.  Revenue mix by product family included $23.3 million in Activation, $12.8 million in Numbering Solutions and $2.1 million in Mediation.

Total costs of revenue and operating expenses declined by 7% for 2009 to $31.5 million from $33.9 million in 2008, due primarily to the effects of foreign currency exchange transactions.  Adjusted for currency changes, total expenses were up approximately 2%.

Operating income grew by 71% in 2009 to $6.7 million from $3.9 million in 2008.

Fourth Quarter Results

Fourth quarter net income declined in 2009 to $1.4 million from $1.8 million a year ago, or $0.14 per basic and diluted share versus $0.19 per basic and $0.18 per diluted share, due to a combination of slightly lower revenue and lower other income (expense).  It was the Company’s seventh consecutive profitable quarter.  Fourth Quarter non-GAAP net income was $1.8 million versus $2.2 million, or $0.17 per diluted share versus $0.22 per diluted share in the fourth quarter of 2008.  Non-GAAP adjusted EBITDA for the fourth quarter was $2.4 million versus $2.5 million in the same quarter last year.

Revenue in the fourth quarter declined to $9.8 million from $10.0 million in the same quarter last year. While license fees and services revenue was essentially flat at $5.6 million, customer support revenue declined to $4.2 million from $4.4 million.  Revenue mix in the fourth quarter included $6.4 million in Service Activation, $3.0 million in Numbering Solutions and $0.4 million in Mediation.

Total costs of revenue and operating expenses declined by 3% in the fourth quarter to $7.9 million from $8.2 million in 2008.  Product development costs increased 54% in the fourth quarter due to investments in new products and legacy solutions.

Income from operations stayed constant year over year at $1.9 million.  It was the Company’s 14th straight quarter of positive operating income.

Bookings and Backlog Highlights

The Company’s focus on new products and emerging markets continued to generate good results in 2009 as the DSA and iNT solutions accounted for 47% of license fees and services bookings in 2009, while emerging markets customers accounted for 63% of license fees and services orders.  The Company had seven new product wins in 2009, including three wins with new customers in emerging markets. For the full year the Company booked $38.0 million in new orders versus $39.3 million a year ago.  License fees and services orders totaled $21.1 million while customer support orders came in at $16.9 million. By product category, full year bookings included $22.5 million in Activation, $14.2 million in Numbering Solutions and $1.3 million in Mediation.

Fourth quarter total bookings were $13.8 million versus $16.9 million a year ago, due to lower license and services bookings related to reduced professional services orders.  Total bookings included $4.8 million in license fees and services and $9.0 million in customer support.  Bookings by product category in the fourth quarter included $5.5 million in Activation, $8.0 million in Numbering Solutions, and $0.3 million in Mediation.  Evolving Systems defines bookings as new, non-cancelable orders expected to be recognized as revenue during the following 12 months.

Backlog at December 31, 2009, was $20.8 million, up from $20.6 million a year ago and the highest quarterly backlog since Evolving Systems became a global company in 2004.  The license fees and services backlog was $8.5 million while the customer support backlog was $12.3 million.

Balance Sheet Highlights

In the fourth quarter of 2009 the Company fully retired its subordinated debt obligations, 18 months ahead of schedule, a move that significantly improved its balance sheet.  Evolving Systems closed the year with cash and cash equivalents of $5.4 million and working capital of $4.8 million, the highest total in that category as a global company. The Company used its cash generated from operations to pay the accrued interest on its subordinated debt, which resulted in a decrease in cash from operations in 2009 to $3.6 million from $5.5 million in 2008.

Conference Call

The Company will conduct a conference call and webcast today at 2:45 p.m. Mountain Time.  The call-in numbers for the conference call are 1-877-303-6316 for domestic toll free and 650-521-5176 for international callers.  The conference ID is 59359502.  A telephone replay will be available through March 15, 2010, and can be accessed by calling 1-800-642-1687 or 1-706-645-9291, passcode 59359502.  To access a live webcast of the call, please visit Evolving Systems’ website at www.evolving.com.  A replay of the Webcast will be accessible at that website through March 15, 2010.

Non-GAAP Financial Measures

Evolving Systems reports its financial results in accordance with accounting principles generally accepted in the U.S. (GAAP).  In addition, the Company is providing in this news release non-GAAP financial information in the form of net income, diluted net income per share and adjusted EBITDA (earnings before interest, taxes, depreciation, amortization, impairment, stock compensation and gain/loss on foreign exchange transaction.)  Management believes these non-GAAP financial measures are useful to investors and lenders in evaluating the overall financial health of the Company in that they allow for greater transparency of additional financial data routinely used by management to evaluate performance.  Investors and financial analysts who follow the Company use non-GAAP net income and non-GAAP diluted income per share to compare the Company against other companies.  Adjusted EBITDA relates to a covenant contained in the Company’s loan agreements and therefore can be useful for lenders as an indicator of earnings available to service debt.  Non-GAAP financial measures should not be considered in isolation from or as an alternative to the financial information prepared in accordance with GAAP.

About Evolving Systems

Evolving Systems, Inc. is a provider of software and services to more than 70 network operators in over 40 countries worldwide.  Its portfolio includes market-leading products for Service Activation, Service Verification, Dynamic SIM Allocation, Number Portability, Number Inventory and Mediation solutions.  Founded in 1985, the Company has headquarters in Englewood, Colorado, with offices in the United Kingdom, Germany, India and Malaysia.

CAUTIONARY STATEMENT

This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, based on current expectations, estimates and projections that are subject to risk.  Specifically, statements about the Company’s growth and future profitability, future business, revenue and expense projections, the Company’s continued ability to post quarterly or annual results that are similar to those described in this press release and the impact of new products and accounts on the Company’s business are forward-looking statements.  These statements are based on our expectations and are naturally subject to uncertainty and changes in circumstances. Readers should not place undue reliance on these forward-looking statements, and the Company may not undertake to update these statements. Actual results could vary materially from these expectations.  For a more extensive discussion of Evolving Systems’ business, and important factors that could cause actual results to differ materially from those contained in the forward-looking statements, please refer to the Company’s Form 10-K filed with the SEC on March 8, 2010, as well as subsequently filed Forms 10-Q, 8-K and press releases.

Investor Relations	Press Relations

Jay Pfeiffer	Sarah Hurp
Pfeiffer High Investor Relations, Inc.	Marketing Manager
303.393.7044	Evolving Systems
jay@pfeifferhigh.com	+44 1225 478060
sarah.hurp@evolving.com

Consolidated Statements of Operations

(In thousands except per share data)

(Unaudited)

	Three months ended		Twelve months ended
	December 31,		December 31,
	2009	2008	2009	2008

Revenue:
License fees and services	$5,621	$5,611	$21,561	$20,324
Customer support	4,191	4,409	16,635	17,497
Total revenue	9,812	10,020	38,196	37,821
Costs of revenue and operating expenses:
Costs of license fees and services, excluding depreciation and amortization	1,916	1,713	7,642	7,816
Costs of customer support, excluding depreciation and amortization	1,257	1,398	5,543	6,103
Sales and marketing	1,835	2,114	7,696	8,500
General and administrative	1,359	1,735	5,737	5,676
Product development	1,230	797	3,530	3,607
Depreciation	158	176	632	847
Amortization	184	234	732	1,363
Total costs of revenue and operating expenses	7,939	8,167	31,512	33,912
Income from operations	1,873	1,853	6,684	3,909
Other income (expense):
Interest income	1	16	25	161
Interest expense	16	(274)	(547)	(1,171)
Other income	—	57	—	57
Loss on extinguishment of debt	—	—	—	(290)
Foreign currency exchange gain (loss)	(138)	552	(574)	823
Other income (expense)	(121)	351	(1,096)	(420)
Income before income taxes	1,752	2,204	5,588	3,489
Income tax expense	327	399	764	560
Net income	$1,425	$1,805	$4,824	$2,929
Basic income per common share	$0.14	$0.19	$0.49	$0.30
Diluted income per common share	$0.14	$0.18	$0.48	$0.30
Weighted average basic shares outstanding	9,927	9,718	9,816	9,695
Weighted average diluted shares outstanding	10,507	9,798	10,145	9,878

Consolidated Balance Sheets

(In thousands)

(Unaudited)

	December 31,	December 31,
	2009	2008
ASSETS
Current Assets:
Cash and cash equivalents	$5,369	$5,783
Contract receivables, net	11,344	11,484
Unbilled work-in-progress	1,720	1,910
Prepaid and other current assets	1,917	1,309
Total current assets	20,350	20,486
Property and equipment, net	1,196	1,277
Amortizable intangible assets, net	1,864	2,374
Goodwill	22,295	20,811
Long-term restricted cash	50	100
Other long-term assets	82	363
Total assets	$45,837	$45,411
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt and capital lease obligations	$357	$2,021
Accounts payable and accrued liabilities	4,531	5,218
Unearned revenue	10,688	11,445
Total current liabilities	15,576	18,684
Long-term liabilities:
Long-term debt and other obligations	1,535	6,344
Deferred foreign income taxes	257	441
Total liabilities	17,368	25,469
Stockholders’ equity:
Common stock	10	10
Additional paid-in capital	83,499	81,824
Accumulated other comprehensive loss	(3,242)	(5,270)
Accumulated deficit	(51,798)	(56,622)
Total stockholders’ equity	28,469	19,942
Total liabilities and stockholders’ equity	$45,837	$45,411

Reconciliation of GAAP to Non-GAAP Financial Measures

(In thousands except per share data)

(Unaudited)

	Three months ended		Twelve months ended
	December 31,		December 31,
	2009	2008	2009	2008
Non-GAAP net income and income per share data

GAAP net income	$1,425	$1,805	$4,824	$2,929
Amortization of intangible assets	184	234	732	1,363
Stock-based compensation expense	215	194	864	839
Income tax adjustment for non-GAAP*	(70)	(68)	(268)	(312)
Non-GAAP net income	$1,754	$2,165	$6,152	$4,819
Diluted net income per share
GAAP	$0.14	$0.18	$0.48	$0.30
Non-GAAP	$0.17	$0.22	$0.61	$0.49
Shares used to compute diluted EPS	10,507	9,798	10,145	9,878

*The estimated income tax for non-GAAP net income is adjusted by the amount of additional expense that the Company would accrue if it used non-GAAP results instead of GAAP results in the calculation of its tax liability, taking into account in which tax jurisdiction each of the above adjustments would be made and the tax rate in that jurisdiction.

	Three months ended		Twelve months ended
	December 31,		December 31,
	2009	2008	2009	2008
Adjusted EBITDA

Net income	$1,425	$1,805	$4,824	$2,929
Depreciation	158	176	632	847
Amortization	184	234	732	1,363
Stock-based compensation expense	215	194	864	839
Interest expense and other (benefit), net	121	(351)	1,096	420
Income tax expense	327	399	764	560
Adjusted EBITDA	$2,430	$2,457	$8,912	$6,958